Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the use of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, the effectiveness of internal control over financial reporting as of December 31, 2009, and the consolidated financial statement schedule, incorporated herein by reference.

KPMG LLP
Houston, Texas
July 30, 2010